Exhibit 3.110
LIMITED LIABILITY COMPANY AGREEMENT
OF
FIRMC, LLC
          This Limited Liability Company Agreement of HRMC, LLC, effective as of April 14, 2005 (this “Agreement”), is entered into by PHC-Lake Havasu, Inc., an Arizona corporation, as the sole member (the “Member”)
          WHEREAS, the Member desires to enter into this Agreement to define formally and express the terms of such limited liability company and its rights and obligations with respect thereto.
          NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the Member hereby adopts this Limited Liability Company Agreement and hereby agrees as follows:
          1. Name. The name of the limited liability company is HRMC,. LLC (the “Company”), or such other name as may be selected by the Member from time to time.
          2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, carrying on any lawful business, purpose or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and engaging in any and all activities necessary or incidental to the foregoing.
          3. Registered Office. The address of the registered office of the Company in the State of Delaware is 9 East Loockeman Street, Dover, Delaware 19901.
          4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Registered Agents, Inc.
          5. Taxation. It is the intention of the Member that the Company be treated as a disregarded entity for federal and Delaware income tax purposes and shall not file separate tax returns, but shall file tax returns in combination with its sole Member. The Company, so long as it has only one Member, shall be a disregarded entity and shall not be subject to tax separate from its Member. All of its income, gains, expenses and loss shall flow through and be recorded on the return of its Member. In the event the Company has more than one Member, it shall file federal income tax returns as a partnership.
          6. Authorized Units. The Company shall be authorized to issue 1,000 units of membership interest (“Units”) or such greater or lesser number as the board of representatives of the Company (the “Board”) may determine from time to time. Schedule A sets forth the number of Units owned by the Member(s).

          7. Member(s) and Capital Contribution. The name and the business address of the Member(s) and the amount of cash or other property contributed or to be contributed by the Member(s) to the capital of the Company is set forth in. Schedule A attached hereto and shall be listed on the books and records of the Company. The representatives of the Company (the “Representatives”) shall cause the books and records, and the aforementioned Schedule, to be updated from time to time as necessary to accurately reflect the information therein.
          The Member(s) shall not be required to make any additional contributions of capital to the Company, although the Member(s) may from time to time agree to make additional capital contributions to the Company.
          A person who, in accordance with the terms of this Agreement, acquires a Member’s Units by transfer or assignment or to whom the Company issues Units shall be admitted to the Company as a member and shall become a “Member” for purposes of this Agreement.
          8. Board of Representatives. Except as otherwise expressly provided herein, the general management and determination of all questions and policies relating to the affairs and policies of the Company shall be decided by a majority vote of the Representatives. Except as otherwise provided for herein, the Board shall act on behalf of the Company for all, purposes in connection with the business and affairs of the Company, and shall have all rights and powers required for or appropriate to its management of the Company’s business.
          9. Member Actions. Each of the following actions shall require the approval of a majority of the Percentage interest of the Members entitled to vote:
     (a) sale or issuance of any Units;
     (b) sale, assignment, pledge, mortgage or other encumbering of any of the Company’s property except for sales of supplies and other current assets in the ordinary course of the Company’s business;
     (c) borrowing money in the name of the Company other than incurring accounts payables, trade payables and other similar payables in the ordinary course of the Company’s business;
     (d) entering into a merger, consolidation or similar transaction;
     (e) entering into any partnership, joint venture or similar relationship;
     (f) amending this Agreement or the Certificate of Formation of the Company (the “Certificate”);
     (g) dissolving the Company;

     (h) taking any other action which this Agreement or the Act expressly provides for the approval of the Member(s); and
     (i) agreeing to or obligating the Company to do any of the foregoing.
          For purposes of this Agreement, “Percentage Interest” shall mean, as to a Member, the percentage obtained by dividing the total Units owned by such Member by the total number of Units owned by all Members.
          10. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the approval of the Member(s) in accordance with the terms of this Agreement or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
          11. Allocation of Profits and Losses. The company’s profits and losses shall be allocated to the Member(s) in accordance with their respective Percentage Interests.
          12. Distributions. Distributions shall be made to the Member(s) at the times determined by the Board.
          13. Admission of Member. No new potential member shall become a Member until (i) such potential member accepts, ratifies and agrees in writing to be bound by the terms and conditions of the Certificate and this Agreement and (ii) the Board unanimously approves such admission as a Member. The Board shall promptly cause Schedule A hereto to be amended to reflect the admission of the new Member upon the compliance of all the conditions of this Section 13.
          14. Meetings of the Members. Meetings of the Members may be held at any place upon call of a majority of the Members or the Representatives, which call shall set forth the date, time and place of meeting and, if required by law, the purpose of the meeting. Written, oral or any other mode of notice of the date, time and place of meeting shall be given for special meetings in sufficient time, which need not exceed two (2) days in advance, for the convenient assembly of the Members. The presence of Members holding a majority of the Percentage Interest entitled to vote on the specific matter shall constitute a quorum and an action shall be taken by a majority vote of the Percentage Interest of those Members entitled to vote at a duly called meeting in which a quorum is present. In lieu of a meeting of the Members, an action may be taken by written consent. In order to take an action by written consent, a written waiver of a meeting must be executed by a quorum of the Members and the action must be approved in writing by Members holding a majority of the Percentage Interest entitled to vote on such matter or such greater number as would be necessary to take such action in a meeting of the Members at which a quorum is present. An action taken by consent shall be effective as an action taken at a meeting in which a quorum was present and may be referred to as being taken in a meeting of the Members.
          15. Meetings of the Board. Meetings of the Board may be held at any place upon call of a majority of the Members or any Representative, which call shall set forth the date, time and place of meeting and, if required by law, the purpose of the meeting. Written, oral or any other mode of notice of the date, time and place of meeting shall he given for special meetings in sufficient time, which need not exceed two (2) days in advance, For the convenient assembly of the Representatives. A majority of the number of Representatives of the Company shall constitute a quorum and the vote of a majority of the Representatives present at the time of the vote, if a quorum is present shall he the act of the Board. In lieu of a meeting of the Board, an action may he taken by written consent in order to take art action by written consent, a written waiver of a meeting must be. executed by a quorum of the Representatives and the action must he approved in writing by a majority of the Representatives or such greater number as would be necessary to Lake such action in a meeting of the Board at which a quorum is present An action taken by consent shall be effective as an action taken at a meeting in which a quorum was present and may be referred to as being taken in a meeting of the Board.
          16. Managers. The Board shall elect any managers of the Company (each a “Manager”) as it deems appropriate and such Managers shall not be compensated unless otherwise determined by the Board. Managers shall have the authority and responsibilities given them by the Board or in accordance with the Act and each Manager shall hold office until his successor is elected and qualified, unless a different term is specified by the Board.
          17. Liability of Members, Managers and Representatives. No Member, Manager or Representative shall have any liability for the obligations or liabilities of the Company except to the extent provided herein or in the Act.
          18. Indemnification.
     (a) The Company shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any Member, Representative and Manager (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, by reason of the fact that such person is or was a Member, Representative or Manager of the Company, or is or was serving at the request of the Company as a director, officer, partner, manager, representative, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”). The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against the individual arising from the individual’s status as an indemnitee. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Company to indemnify any other person for any such expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the full extent permitted by law, both as to action in his official capacity and as to action in another capacity while holding such office. Notwithstanding the foregoing, the Company shall not indemnify any such indemnitee (a) in any proceeding by the Company against such indemnitee; or (b) if a judgment or other final adjudication adverse to the indemnitee establishes his liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) unlawful distributions under Section 18–607 of the Act.
     (b) The rights to indemnification and advancement of expenses set, forth in Section 18(a) above are intended to be greater than those which are otherwise provided for in the Act, are contractual between the Company and the person being indemnified, his heirs, executors and administrators, and, with respect to Section 18(a), are mandatory, notwithstanding a person’s failure to meet the standard of conduct required for permissive indemnification under the Act, as amended from time to time. The rights to indemnification and advancement of expenses set forth in Section 18(a) above are nonexclusive of other similar rights which may be granted by law, this Agreement, a resolution of the Board or the Members, or an agreement with the Company, which means of indemnification and advancement of expenses are hereby specifically authorized.
     (c) Any repeal or modification of the provisions of this Section 18, either directly or by the adoption of an inconsistent provision of this Agreement, shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification. In addition, if an amendment to the Act limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this Section 18 which occur subsequent to the effective date of such amendment.
          19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law. In particular, this Agreement shall be construed to the maximum extent possible to comply with all the terms and conditions of the Act
          20. Certificate(s) of interest. Interest in the Company shall be represented by certificate(s) issued by the Company, shall be deemed “securities” within the meaning of Section 8-102 of Article 8 of the Delaware Uniform Commercial Code and shall be governed by Article 8 of the Uniform Commercial Code.
(Signature page follows]

          IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of the 14th day of April, 2005.

MEMBER: PHC-LAKE HAVASU, INC.
By:	/s/ Howard T. Wall, III
	Name:	Howard T. Wall, III
	Title:	Vice President and Secretary

Signature Page to LLC Agreement of HRMC LLC